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                                                                    Exhibit 23.1


                            INDEPENDENT AUDITOR'S CONSENT


    We consent to the incorporation by reference in the registration statement on Form S-2 of Premier Parks Inc. of our report dated February 29, 1996, except as to note 13 which is as of April 4, 1996, with respect to the consolidated financial statements of Premier Parks Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the registration statement on Form S-2 (No. 333-16573) of Premier Parks Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.



                             KPMG Peat Marwick LLP

Oklahoma City, Oklahoma
January 27, 1997